Exhibit 10.1

PROMISSORY NOTE

$1,500,000.00	November 8, 2004

FOR VALUE RECEIVED, FELLOWS ENERGY LTD., a Nevada corporation, (the “Maker”), promises to pay to the order of JMG EXPLORATION, INC. (the “Holder”), at Calgary, Alberta, or at such other place as the Holder of this promissory note (the “Note”) may from time to time designate, the principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00), together with interest on the unpaid principal amount hereof from the date hereof, until paid in full, at a rate per annum (computed on the basis of a 360 day year and applied to the actual number of days elapsed in the interest calculation period) equal to 18% (1 1/2% per month); said principal together with all other amounts advanced by the Holder to the Maker after the date hereof and accrued interest thereon to be due and payable in two payments: the first of $750,000 of the principal of this note plus 50% of the principal amount of any and all future advances plus all accrued interest thereon on January 31, 2005, and the second of the entire remaining principal balance and all accrued and unpaid interest thereon on April 30, 2005. All payments hereunder shall be made in lawful money of the United States of America, without offset.

The unpaid principal amount of the Note may be prepaid in whole or in part at any time or times without premium or penalty. Each prepayment shall be applied first to the payment of all interest and other amounts accrued hereunder on the date of any such prepayment, and the balance of any such prepayment shall be applied to the principal amount hereof.

The Note evidences a loan advanced by Holder to or for the benefit of the Maker as a borrower. The Maker hereby agrees (i) to execute and deliver a general security agreement (the “GSA”) of even date to the Holder as security for the Note, and (ii) that any indebtedness evidenced by this the Note is secured by the GSA and until released the GSA contains additional rights of the Holder. Such rights may cause acceleration of the indebtedness evidenced by the Note. Reference is made to the GSA for such additional terms.

The occurrence of the following shall constitute an event of default (“Event of Default”) hereunder; (i) failure to pay, when due, the principal, any interest, or any other sum payable hereunder and continuance of such failure for five (5) business days after the date on which such principal and accrued interest or other sum is due (whether upon maturity hereof, upon any prepayment date, upon acceleration, or otherwise), or (ii) the occurrence of any event of default defined in the GSA.

Upon the occurrence of any such Event of Default hereunder, the entire principal amount hereof, and all accrued and unpaid interest thereon, shall be accelerated, and shall be immediately due and payable, at the option of the Holder, without demand or notice, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by applicable law. Failure to exercise said option or to pursue such other remedies shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Event of Default hereunder.

The Holder may, upon the occurrence of any such Event of Default hereunder, exercise its rights under the GSA, in addition to any and all other rights it may have hereunder and at law.

The Maker promise to pay all reasonable costs and expenses (including without limitation reasonable attorneys’ fees and disbursements) incurred in connection with the collection hereof or in the protection or realization of any collateral now or hereafter given as security for the repayment hereof, and to perform each and every covenant or agreement to be performed by the Maker under the Note, the GSA and any other instrument evidencing or securing the obligation represented by the Note.

Any payment on the Note coming due on a Saturday, a Sunday, or a day which is a legal holiday in the place at which a payment is to be made hereunder shall be made on the next succeeding day which is a business day in such place, and any such extension of the time of payment shall be included in the computation of interest hereunder.

Each Obligor (which term shall include the Maker and all makers, sureties, guarantors, endorsers, and other persons assuming obligations pursuant to the Note) under the Note hereby waives presentment, protest, demand, notice of dishonor, and all other notices. The pleading of any statute of limitations as a defense to any demand against any Obligor is expressly waived.

No single or partial exercise by the Holder of any right hereunder, under the Loan Agreement, or under any other agreement given as security for the Note or pertaining hereto, shall preclude any other or further exercise thereof or the exercise of any other rights. No delay or omission on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under the Note.

Any amendment to the terms and conditions of the Note shall be in writing and executed by both the Maker and the Holder.

The Note and all agreements between the Maker and the Holder relating hereto are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance or detention of money hereunder exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Holder shall ever receive interest, or anything which might be deemed interest under applicable law, which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Note and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of the Note, such excess shall be refunded to the Maker. All sums paid or agreed to be paid to the Holder for the use, forbearance or detention of the indebtedness of the Maker to the Holder shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof. The terms and provisions of this paragraph shall control and supersede every other provision of the Note and all other agreements between the Maker and the Holder.

The Maker hereby declares represents and warrants that the indebtedness evidenced hereby is made for the purpose of acquiring or carrying on a business, professional, or commercial activity.

Whenever used herein, the words “Maker” and “Holder” and “Obligor” shall be deemed to include their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned has duly executed the Note, or has caused the Note to be duly executed on its behalf, as of the day and year first hereinabove set forth.

[SEAL]		FELLOWS ENERGY LTD.

ATTEST:

/s/ Marsha Johnston	By:	/s/ George S. Young
George S. Young
President

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